                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 5 )*




                              Danninger Medical
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                 Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 236630  103
                      ----------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ].    (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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                                                   13G

 CUSIP NO. 236630 103                                                                  PAGE ____OF____PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |       Ingeborg V. Funk                                                                            |
|     |       ###-##-####                                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |   United States, State of Ohio                                                                    |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |    476,597  shares                                              |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |    476,597 shares                                               |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |    476,597 shares                                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |    Reporting person expressly disclaims beneficial ownership of 376,916 shares owned by reporting |
|     |    person's spouse                                                                                |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |    9.8%                                                                                           |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |    IN                                                                                             |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!


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                                  SCHEDULE 13G


ITEM 1(a)         Name of Issuer:
                  --------------
                  Danninger Medical Technology, Inc.

ITEM 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  5160 B Blazer Memorial Parkway
                  Dublin, Ohio 43017-1339

ITEM 2(a)         Name of Person(s) Filing:
                  ------------------------
                   (i)     Ingeborg V. Funk

ITEM 2(b)         Address of Principal Business Office:
                  ------------------------------------
                  1145 Chesapeake Ave., Columbus, Ohio 43212

ITEM 2(c)         Citizenship:
                  -----------
                  United States, State of Ohio

ITEM 2(d)         Title of Class of Securities:
                  ----------------------------
                  $.01 Par Value Common Stock

ITEM 2(e)         CUSIP Number:
                  ------------
                  236360 10 3

ITEM 3.           If this statement is filed pursuant to Rule 13d-1(b), or
                  --------------------------------------------------------
                  13d-2(b), check whether the person filing is:
                  --------------------------------------------

                  Not applicable.

ITEM 4.           Ownership
                  ---------

                  (a)  Amount Beneficially Owned:  476,597 shares
                       -------------------------

                  (b)  Percent of Class:  9.8%
                       ----------------

                  (c)  Number of shares as to which such person has:
                       --------------------------------------------

                      (i)  Sole power to vote or to direct the vote:
                           ----------------------------------------

                                    476,597

                  (ii)  Shared power to vote or to direct the vote:
                        ------------------------------------------

                  (iii)  Sole power to dispose or to direct the disposition of:
                         -----------------------------------------------------

                         476,597

                  (iv)  Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

ITEM 5.           Ownership of Five Percent or Less of a Class
                  --------------------------------------------

                  Not applicable.

ITEM 6.           Ownership of More Than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person
                  ------

                  Not applicable

ITEM 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company
                  -------

                  Not applicable.

ITEM 8.         Identification and Classification of Members of the Group
                ---------------------------------------------------------

                Not applicable

ITEM 9.         Notice of Dissolution of Group
                ------------------------------

                Not applicable.

 ITEM 10.       Certification
                -------------

                Not applicable.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 7, 1997                            /s/ Ingeborg V. Funk
                                                   ----------------------------
                                                   Ingeborg V. Funk